ARTICLES OF INCORPORATION, AS AMENDED,

                                       OF

                    SENTO TECHNICAL INNOVATIONS CORPORATION


                            As of September 22, 1997



                           ARTICLE I - CORPORATE NAME

     The name of the Corporation is SENTO TECHNICAL INNOVATIONS CORPORATION.


                             ARTICLE II - DURATION

     The period of the Corporation's duration shall be perpetual.


                             ARTICLE III - PURPOSES

     The purposes for which the Corporation is organized are: To engage in any business, investment or other pursuit or activity, whether retail or wholesale, whether commercial or industrial, or whether mining, milling or manufacturing, and specifically including the purchase and development of gold, silver, uranium and other mining properties; and to perform any and all other lawful acts or purposes as are or may be granted to corporate entities under the laws of the State of Utah and by any other state or foreign country. The Corporation may conduct its business anywhere within the State of Utah and may have branch businesses within the State or in any of the states of the United States, or in any foreign country, without in any way limiting the foregoing powers. It is hereby provided that the Corporation shall have power to do any and all acts and things that may be reasonably necessary or appropriate to accomplish any of the foregoing purposes from which the Corporation is formed.


                           ARTICLE IV - CAPITAL STOCK

     The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is Twenty Million (20,000,000) shares, consisting of (i) Fifteen Million (15,000,000) shares of common stock, par value $0.25 per share (the "Common Stock"), and (ii) Five Million (5,000,000) shares of preferred stock, par value $1.00 per share (the "Preferred Stock").

          A. COMMON STOCK. Each share of Common Stock shall entitle the holder thereof to one vote at all meetings of the stockholders.
     There shall be no cumulative voting with respect to shares of Common Stock. There shall be no preemptive rights with respect to shares of Common Stock. Fully paid Common Stock of the Corporation shall not be liable to any further call or assessment. Subject to the rights of holders of Preferred Stock, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors of the Corporation (the "Board") from time to time. Subject to the rights of holders of Preferred Stock, holders of Common Stock shall be entitled to receive the net assets of the Corporation upon its liquidation or dissolution.

          B. PREFERRED STOCK. The Preferred Stock may be divided into and issued from time to time in one or more series as may be fixed and determined by the Board. The relative rights and preferences of the Preferred Stock of each series shall be such as shall be stated in any resolution or resolutions adopted by the Board setting forth the designation of the series and fixing and determining the relative rights and preferences thereof (a "Directors' Resolution"). The Board is hereby authorized to fix and determine the powers, designations, preferences and relative, participating, optional or other rights of any such series of Preferred Stock, including, without limitation, voting powers, full or limited, preferential rights to receive dividends or assets upon liquidation, rights of conversion or exchange into Common Stock, Preferred Stock of any series or other securities, any right of the Corporation to exchange or convert shares into Common Stock, Preferred Stock of any series or other securities, or redemption provisions or sinking fund provisions, as between series and as between the Preferred Stock or any series thereof and the Common Stock, and the qualifications, limitations or restrictions thereof, if any, all as shall be stated in a Directors' Resolution, and the shares of Preferred Stock or any series thereof may have full or limited voting powers, or be without voting powers, all as shall be stated in a Directors' Resolution. Except where otherwise set forth in the Directors' Resolution providing for the issuance of any series of Preferred Stock, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board. The shares of Preferred Stock of any one series shall be identical with the other shares in the same series in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

          C. REACQUIRED SHARES OF PREFERRED STOCK. Shares of any series of Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into, or exchanged for, shares of stock of any other class or classes or any evidences of indebtedness shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock or as part of any other series of Preferred Stock, all subject to conditions or restrictions on issuance set forth in the Directors' Resolution providing for the issuance of any series of Preferred Stock and to any filing required by law.
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                           ARTICLE V - CAPITALIZATION

     The Corporation shall not commence business until at least $1,000.00 has been received by it as consideration for the issuance of shares.


                         ARTICLE VI - PLACE OF BUSINESS

     The principal place of business and the principal office of the Corporation shall be in Salt Lake County, State of Utah; branch offices or other places of business may be established elsewhere in the State of Utah or without the State of Utah and in the United States or without the United States as the Board may determine.


                              ARTICLE VII - BYLAWS

     Provisions for the regulation of the internal affairs of the Corporation will be contained in Bylaws appropriately adopted by the Board in accordance with the Act.


                       ARTICLE VIII - NUMBER OF DIRECTORS

     The number of directors shall be not less than three nor more than nine.